EXHIBIT 4.1

	SHARES		NO: O-

CELL KINETICS LTD.
SHARE CERTIFICATE
S HA R E C E R T I F I C A T E
No. O-
		Authorized Capital: N.I.S.	300,000

	Divided into	30,000,000 Ordinary Shares NIS 0.01 par value

Address

T H I S I S T O C E R T I F Y

No. of Ordinary Shares	that

of

Distinctive Nos.	is the Registered Holder of
	Ordinary		SHARES
Posted to
	of N.I.S.	0.01	Each, numbered from __________________

Date	To		Inclusive, fully paid up in the above named

Company, subject to the Articles of Association of the Company.
No. of Transfer
Given under the Common Seal of the Company

Received
______________ day of ___________ __________
Signature	Directors: